                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            PETROCORP INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     ...........................................................................
     2)  Aggregate number of securities to which transaction applies:

     ...........................................................................
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ...........................................................................
     4)  Proposed maximum aggregate value of transaction:

     ...........................................................................
     5)  Total fee paid:

     ...........................................................................

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     ...........................................................................
     2)  Form, Schedule or Registration Statement No.:

     ...........................................................................
     3)  Filing Party:

     ...........................................................................
     4)  Date Filed:

     ...........................................................................

                            PETROCORP INCORPORATED

                         16800 GREENSPOINT PARK DRIVE

                            SUITE 300, NORTH ATRIUM

                             HOUSTON, TEXAS 77060



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 1999



To the Shareholders of
PetroCorp Incorporated:

  Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of PetroCorp Incorporated (the "Company") will be held at the Sheraton North Houston, 15700 John F. Kennedy Blvd., Houston, Texas 77032, at 1:30 p.m., Houston time, on Tuesday, May 18, 1999, for the following purposes:


        1. To elect two persons to serve as directors of the classified Board of Directors until the 2002 annual meeting and until their successors are elected and have qualified.

        2. To ratify the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

  Shareholders of record at the close of business on April 6, 1999 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

  Shareholders are cordially invited to attend the Annual Meeting in person. Those who will not attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy for which a stamped return envelope is provided.

                          By Order of the Board of Directors,




                          Craig K. Townsend, Secretary

Houston, Texas
April 29, 1999



WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                            PETROCORP INCORPORATED
                         16800 GREENSPOINT PARK DRIVE
                            SUITE 300, NORTH ATRIUM
                             HOUSTON, TEXAS 77060


                                ---------------
                                PROXY STATEMENT
                                ---------------


                   SOLICITATION AND REVOCABILITY OF PROXIES


  This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of PetroCorp Incorporated, a Texas corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 18, 1999, at the Sheraton North Houston, 15700 John F. Kennedy Blvd., Houston, Texas 77032, at 1:30 p.m., Houston time, and at any adjournment or adjournments thereof (such meeting and adjournment(s) thereof referred to as the "Annual Meeting"). It is anticipated that the proxy and this Proxy Statement will be mailed to shareholders on or about April 29, 1999.

  In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telegraph by the officers, directors and employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in the names of such firms and will be reimbursed for their expenses. The cost of solicitation of proxies will be paid by the Company.

  A proxy received by the Company may be revoked by the shareholder giving the proxy at any time before it is exercised. A shareholder may revoke a proxy by notification in writing to the Company at 16800 Greenspoint Park Drive, Suite 300, North Atrium, Houston, Texas 77060, Attention: Secretary. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by the Company which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the nominees for director named in this Proxy Statement and in favor of the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants.

  A quorum for the transaction of business at the Annual Meeting will be present if the holders of a majority of the shares of Common Stock entitled to vote are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Directors will be elected by a plurality of the votes cast by the holders at the Annual Meeting. In the event the shareholders do not approve the reappointment of PricewaterhouseCoopers LLP to audit the Company's financial statements, the Audit Committee and Board of Directors will consider the appointment of other accountants. Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors or against the ratification of the appointment of the independent accountants, as the case may be. Because broker non-votes are not considered "shares present" with respect to matters decided by a plurality of the votes or requiring the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting, broker non-votes will not affect the outcome with respect to the election of directors or the ratification of the reappointment of the independent accountants.

  At the date of this Proxy Statement, management of the Company does not know of any business to be presented at the Annual Meeting other than those matters set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

            COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF


  The Board of Directors has fixed the close of business on April 6, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that date, there were outstanding 8,656,019 shares of common stock, par value $.01 per share, of the Company ("Common Stock"), and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposition presented at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK.

  The following table sets forth information with respect to the shares of Common Stock owned of record and beneficially as of April 6, 1999 by all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director and executive officer, and by all directors and executive officers as a group:



                                                                       SHARES OWNED BENEFICIALLY
                                                                       -------------------------
NAME                                                                     NUMBER        PERCENT
----                                                                   ----------    -----------
W. Neil McBean (1)................................................        245,046        2.8%
A.F. (Tony) Pelletier (1).........................................        101,504        1.2
J. Les Watson (1).................................................         20,500         *
Craig K. Townsend (1).............................................         48,621        0.6
Laurent A. (Larry) Baillargeon....................................            500         *
Lealon L. Sargent (1).............................................        329,185        3.7
Thomas N. Amonett (2).............................................          7,000         *
G. Jay Erbe, Jr. (3)..............................................      1,737,500       20.1
Gary R. Christopher (4)...........................................      4,334,957       50.0
Stephen M. McGrath (5)............................................          1,000         *
Robert C. Thomas (2)..............................................          7,000         *
All directors and executive officers as a group (11 persons) (6)..      6,832,813       74.7
Kaiser-Francis Oil Company (7)....................................      4,327,457       49.9
St. Paul Fire and Marine Insurance Company (8)....................      1,737,000       20.1

--------------
*   Less than 0.5%.


(1) Mr. McBean's amount includes 153,250 shares, Mr. Pelletier's amount includes 93,000 shares, Mr. Watson's amount includes 20,000 shares, Mr. Townsend's amount includes 45,000 shares and Mr. Sargent's amount includes 158,750 shares, all subject to issuance within 60 days upon the exercise of stock options.
(2) Mr. Amonett's amount includes 6,000 shares and Mr. Thomas' amount includes 6,000 shares subject to issuance within 60 days upon the exercise of stock options.
(3) Includes 873,000 shares owned by Park Avenue Exploration Corporation and 858,000 shares owned by United Stated Fidelity and Guaranty Company, both wholly-owned subsidiaries of St. Paul Fire and Marine Insurance Company ("St. Paul"). Also includes 6,000 shares subject to issuance within 60 days upon the exercise of stock options; these options were issued to this director, who assigned them to his employer. This director is an officer of St. Paul or a subsidiary thereof and may be deemed to be the beneficial owner of these shares. This director disclaims beneficial ownership of these shares.
(4) Includes 4,327,457 shares owned by Kaiser-Francis Oil Company ("Kaiser-Francis"). This director is an employee of Kaiser-Francis and may be deemed to be the beneficial owner of these shares. This director disclaims beneficial ownership of these shares. Also includes 6,000 shares subject to issuance within 60 days upon the exercise of stock options.
(5) Includes 1,000 shares subject to issuance within 60 days from the exercise of stock options. Excludes 5,000 shares subject to issuance within 60 days upon the exercise of stock options; these options were issued to this director, who assigned them to his employer.
(6) Includes 495,000 shares subject to issuance within 60 days upon the exercise of stock options. Also includes certain shares as to which beneficial ownership is disclaimed by Messrs. Erbe and Christopher. If the aggregate of 6,064,457 shares as to which beneficial ownership is disclaimed by these persons were excluded, the percentage as a group would be 8.4%.
(7) Address is 6733 South Yale, Tulsa, Oklahoma 74136.  Kaiser-Francis files a
    Schedule 13D.
(8) Address is 385 Washington Street, St. Paul, Minnesota 55102. Consists of 873,000 shares owned by Park

    Avenue Exploration Corporation and 858,000 shares owned by United States Fidelity and Guaranty Company. Includes 6,000 shares subject to issuance within 60 days from the exercise of stock options. Both of these companies are wholly-owned subsidiaries of St. Paul, which has the power to direct the voting and disposition of the shares held by such subsidiaries and, therefore, may be deemed to be the beneficial owner of such shares. St. Paul acquired USF&G Corporation in February 1999. The address of Park Avenue Exploration Corporation is 6225 Centennial Way, Baltimore, Maryland 21209. The address of United States Fidelity and Guaranty Company is 385 Washington Street, St. Paul, Minnesota 55102.

                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors is composed of seven persons who hold office for staggered three-year terms. Two directors are to be elected at the Annual Meeting as Class III directors to serve until their terms expire in 2002. The Company recommends voting for the election of each of the nominees for director listed below. If, for any reason, at the time of the election one or more of such nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the Board of Directors.

     Unless authority is withheld, duly executed proxies will be voted for the election of Messrs. Gary R. Christopher and Stephen M. McGrath to hold office until the annual meeting of shareholders to be held in the year 2002 and until each of their respective successors is elected and qualified.

     THE COMPANY RECOMMENDS VOTING "FOR" EACH OF THE NOMINEES.

NOMINEES FOR DIRECTOR

     The following table sets forth the name and age of each nominee listed in the enclosed form of proxy for Class III directors to hold office until the annual meeting of shareholders to be held in the year 2002, his principal position with the Company and his term as director of the Company.


NAME                                  AGE   TERM OF OFFICE   POSITION
----                                  ---   --------------   --------
Gary R. Christopher                   49    1996-Present     Director
Stephen M. McGrath                    63    1986-Present     Director

     Gary R. Christopher has been a director of the Company since August 1996. He has been Acquisitions Coordinator of Kaiser-Francis Oil Company since January 1996. Prior to that, he served for five years as Senior Vice President and Manager of Energy Lending for Bank of Oklahoma.

     Stephen M. McGrath has been a director of the Company since 1986. Mr. McGrath served as a Managing Director for CIBC-Oppenheimer Corp. from 1997 until his retirement in April 1998. Previously, Mr. McGrath served as an Executive Vice President of Oppenheimer & Co., Inc. and as the Director of its Corporate Finance Department. Prior to his employment by Oppenheimer in 1983, he was with Warner-Lambert Company for 11 years as Senior Vice President of Planning and Development. Before joining Warner-Lambert Company, Mr. McGrath was Controller and Assistant Treasurer of Sterling Drug, Inc. and a CPA for Price Waterhouse & Co. He also serves as a director of Alliance Pharmaceutical Corporation and of several privately held companies.

OTHER DIRECTORS

     The following table sets forth the name and age of each director of the Company not up for election this year, his principal position with the Company, the year he became a director of the Company and the year that his term as a director expires.

                                                 TERM       DIRECTOR
NAME                                     AGE    EXPIRES      SINCE       POSITION
----                                     ---    -------     --------     --------
W. Neil McBean........................    51     2001         1983       President & Chief Executive Officer
Lealon L. Sargent.....................    69     2000         1983       Chairman of the Board
Thomas N. Amonett.....................    55     2001         1993       Director
Robert C. Thomas......................    70     2001         1997       Director
G. Jay Erbe, Jr.......................    52     2000         1992       Director

     W. Neil McBean has been Chief Executive Officer of the Company since 1996 and President since 1986. He has also been a director since 1983. Mr. McBean co-founded PetroCorp in 1983, and previously served as Senior Vice President. Mr. McBean has 30 years of experience in the oil and gas industry. During 1982 and 1983, he was Vice President of Production for ENI Exploration Company. Prior to that time, he spent 13 years with Tenneco Oil Company, where he served in a range of management and technical capacities. Mr. McBean received a B.A.Sc. in Chemical Engineering from the University of British Columbia.

     Lealon L. Sargent has been Chairman of the Board of the Company and a director since 1983. Mr. Sargent co-founded PetroCorp in July 1983, and previously served as Chief Executive Officer and as President and Chief Operating Officer. Mr. Sargent worked in the oil and gas industry for over 39 years before retiring from the Company's management at the end of 1997. From 1981 to 1983, Mr. Sargent was President of ENI Exploration Company. From 1980 to 1981, he was President of Hamilton North America. Prior to that time, Mr. Sargent spent the majority of his career with Tenneco Oil Company, rising to the position of Senior Vice President of Worldwide Exploration and of North American Onshore Exploration and Production. He received a B.S. in Geology from the University of Oklahoma and an A.M.P. from Harvard Graduate School of Business.

     Thomas N. Amonett has been a director of the Company since 1993. He has served as President and Chief Executive Officer of American Residential Services, Inc. since October 1997. He served as interim President and Chief Executive Officer of Weatherford Enterra, Inc. from July 1996 to October 1997. From 1992 to 1996, he served as Chairman of the Board and President of Reunion Resources Company. Prior to that time, he was engaged in the practice of law with Fulbright & Jaworski, L.L.P., where he was of counsel from 1986 to 1992. Mr. Amonett also currently serves as a director of American Residential Services, Inc., ITEQ, Inc., and Reunion Industries, Inc.

     Robert C. Thomas was elected by the Board to fill a vacant director position effective April 1, 1997. Since 1994, Mr. Thomas has been retired from Tenneco Gas Company, where he served as Chairman and Chief Executive Officer from 1990. He originally joined Tenneco in 1956 and served in a variety of engineering, management and executive positions in both Tenneco Oil Company and Tenneco Gas Company. Mr. Thomas is currently a Senior Associate with Cambridge Energy Research Associates and a director of Marine Drilling Companies, Inc.

     G. Jay Erbe, Jr. rejoined the Board of Directors in 1997 after having previously served as a director of the Company from 1992 to 1996. Mr. Erbe has been Vice President of St. Paul Fire and Marine Insurance Company since April 1998. Prior to that he served as Vice President of USF&G Corporation or of one of its subsidiaries since 1991. He is also President of Park Avenue Exploration Corporation, having assumed that office in 1992 after having been Executive Vice President since 1990. Prior to that time, he was Vice President and Chief Financial Officer of Manekin Corporation, a regional real estate company, for four years.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the Company's last fiscal year, the Board of Directors of the Company held five meetings. No director attended less than 75% of the total number of meetings of the Board of Directors and committees of which he was a member held during the period he served.

     The Audit Committee, composed at the end of the last fiscal year of Messrs. Amonett, Erbe, Christopher, McGrath and Thomas, met two times during the last fiscal year. The Audit Committee reviews with the Company's independent public accountants the plan, scope and results of the annual audit and the procedures for and results of internal controls.

     The Compensation Committee, composed at the end of the last fiscal year of Messrs. Amonett, Christopher and Erbe, met three times during the last fiscal year. The Compensation Committee approves the salaries and other compensation of officers, administers any existing bonus plans for executive and other officers, makes recommendations to the Board regarding any present or future stock option plans and, pursuant to the Company's Stock Option Plan, awards stock options to executive and other officers who have been recommended by management.

     The Nominating Committee, composed at the end of the last fiscal year of Messrs. Amonett, Christopher, Erbe and Thomas, did not meet during the last fiscal year but the entire Board did address director nominations at its meetings. This committee nominates persons for election by the Company's shareholders to the Board of Directors. Shareholders who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company's Bylaws described below under "Nominations and Proposals for Next Annual Meeting."

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is reimbursed for expenses incurred in attending meetings of the Board of Directors or a committee thereof and receives an annual retainer (paid on a quarterly basis) of $10,000, plus a fee of $1,000 for each meeting of the Board attended and $500 for each meeting of a committee attended.

EXECUTIVE AND OTHER OFFICERS

     The following table sets forth the names, ages and positions of each executive officer of the Company, all of whom serve at the discretion of the Board of Directors.


                                                                                               YEARS EMPLOYED BY
NAME                                        AGE             POSITION                              THE COMPANY
----                                        ---             --------                           -----------------
W. Neil McBean...........................    51   President and Chief Executive Officer                15
A. F. (Tony) Pelletier...................    46   Vice President  U.S. Operations                      15
J. Les Watson............................    53   Vice President  Canadian Operations                   6
Craig K. Townsend........................    39   Vice President  Finance, Secretary                   15
                                                      and Treasurer
Laurent A. (Larry) Baillargeon...........    50   Vice President  Corporate Land and                    2
                                                      General Counsel

     A.F. (Tony) Pelletier was elected Vice President-U.S. Operations in November 1997 after serving as Vice President-Production since May 1996. With 23 years experience in the oil and gas industry, Mr. Pelletier is responsible for the Company's exploration and production activities in the United States. Mr. Pelletier joined the Company in 1984 and has previously served as General Manager - Gulf, Rockies and Canada Division, Engineering Manager and Chief Reservoir Engineer. From 1978 to 1984, he served in a variety of engineering and supervisory positions with Exxon Company, USA. Mr. Pelletier is a registered professional engineer and received a B.S. in Mechanical Engineering and an M.Eng. in Civil Engineering from Texas A&M University.


     J. Les Watson was elected Vice President-Canadian Operations in November 1997 after serving as the Company's Canadian Exploration Manager for five years. With 30 years experience in the Canadian oil and gas industry, Mr. Watson is responsible for the Company's exploration and production activities in Canada. Prior to joining the Company in 1993, Mr. Watson was Exploration Manager for BHP Petroleum (Canada) Ltd. and previously held various management positions with several independent oil companies in Calgary after his initial employment with Amoco Canada in 1969. Mr. Watson is a registered professional geologist and has a B.Sc. in Honours Geology from the University of British Columbia.

     Craig K. Townsend was elected Vice President-Finance, Secretary and Treasurer in May 1996 after serving as the Company's Controller for nine years. With 17 years experience in the oil and gas industry, Mr. Townsend is responsible for the Company's finance, accounting and MIS activities. Prior to joining the Company in 1983, he served for two years in the oil and gas audit division of Arthur Andersen & Co. Mr. Townsend is a certified public accountant and has a B.P.A. in Accounting from Mississippi State University.

     Laurent A. (Larry) Baillargeon was elected Vice President Corporate Land and General Counsel in November 1998 after serving the Company as the Corporate Land Manager and General Counsel since September 1997. Mr. Baillargeon has over 25 years of land and legal experience in the oil and gas industry, having previously served in a variety of land and legal capacities with Shell Oil Company, Tenneco Oil Company and several independent organizations. Most recently Mr. Baillargeon was in a private law practice in San Antonio, Texas, specializing in oil and gas and corporate matters. He is a member of the Bar in both Texas and Massachusetts, as well as a Certified Professional Landman, and has a B.A. from Assumption College and a J.D. from South Texas College of Law.

EXECUTIVE COMPENSATION

     The following table sets forth for the three fiscal years ended December 31, 1998, 1997 and 1996 all compensation received by the chief executive officer and by each of the five other most highly compensated executive officers of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                             COMPENSATION(1)
                                                                             ---------------
                                                    ANNUAL COMPENSATION         SECURITIES
                                      FISCAL      ------------------------      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR       SALARY             BONUS     STOCK OPTIONS     COMPENSATION(2)
--------------------------            ------      ------             -----     -------------     ---------------
W. Neil McBean (3)                     1998      $204,167                   (6)        0              $9,500
  President and Chief                  1997       212,500           $ 35,000(3)        0               9,000
  Executive Officer                    1996       200,000            160,000      30,000               9,000

A.F. (Tony) Pelletier                  1998       155,000                   (6)        0               9,500
  Vice President  U.S. Operations      1997       152,913             10,000           0               9,000
                                       1996       142,500             40,000      20,000               8,900

J. Les Watson (4)                      1998       109,066                   (6)        0               7,710
  Vice President  Canadian             1997        99,531             16,560           0               7,130
  Operations

Craig K. Townsend                      1998       112,742                  0           0               7,487
  Vice President  Finance,             1997        96,750             10,000           0               6,510
  Secretary and Treasurer              1996        88,250             20,000      20,000               5,900

Laurent A. (Larry) Baillargeon (5)     1998       128,333                  0           0               6,750
  Vice President  Corporate Land
  and General Counsel

Michael L. Lord                        1998       155,000                 (6)          0               9,500
  Vice President  Corporate            1997       153,267             10,000           0               9,000
  Development                          1996       144,600             40,000           0               8,900

----------------
(1) No officers or employees of the Company participate in a restricted stock plan, stock appreciation right plan or other long-term incentive plan.
(2) Consists of the Company's matching 401(k) contribution for such officers except Mr. Watson. Mr. Watson receives a matching contribution from the Company related to his Canadian Registered Retirement Savings Plan (RRSP).
(3) The Board of Directors awarded Mr. McBean a bonus under the Executive Management Annual Incentive Compensation Plan of $132,000. While Mr. McBean has elected to receive payment of only $35,000 of this bonus, he is entitled to the remainder upon his request.
(4) Mr. Watson began serving as an executive officer in November 1997.
(5) Mr. Baillargeon began serving as an executive officer in November 1998.
(6) Because the bonuses under the Executive Management Annual Incentive Compensation Plan are based in part on quantitative performance measures that include publicly-reported data of other independent oil and gas companies, the total amount of bonuses related to 1998 are not calculable at the date hereof. See the discussion of the plan under "Compensation Committee Report on Executive Compensation" below.

     The following table sets forth at December 31, 1998 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table. None of these individuals exercised any options during the last fiscal year.


               FISCAL YEAR ENDED DECEMBER 31, 1998 OPTION VALUES


                                      NUMBER OF SHARES UNDERLYING          VALUE OF UNEXERCISED
                                         UNEXPIRED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                           DECEMBER 31, 1998              DECEMBER 31, 1998 (1)
                                      ---------------------------      ---------------------------
NAME AND PRINCIPAL POSITION           EXERCISABLE   UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
---------------------------           -----------   -------------      -----------   -------------
W. Neil McBean
  President and Chief
  Executive Officer................    153,250             0             $35,438        $      0
A. F. (Tony) Pelletier
  Vice President  U.S. Operations..     93,000             0              20,250               0
J. Les Watson
  Vice President  Canadian
    Operations.....................     20,000             0                   0               0
Craig K. Townsend
  Vice President - Finance,
  Secretary and Treasurer..........     45,000             0                   0               0
Laurent A. (Larry) Baillargeon
  Vice President  Corporate Land             0             0                   0               0
  and General Counsel
Michael L. Lord
  Vice President  Corporate
  Development......................     73,000             0              20,250               0

--------------
(1) Based on the $5.75 per share closing price on the American Stock Exchange at December 31, 1998.

RETENTION AND SEVERANCE ARRANGEMENTS

     In connection with the Company's previously announced receipt of various offers from third parties to purchase certain assets of, or merge with, the Company, the Board of Directors adopted retention and severance plans for the employees and executive officers of the Company that are designed to retain the services of such persons while the Company pursues alternatives with third parties.

     The Severance Plan provides all of the Company's employees, except for executive officers described below who participate in a separate plan, with severance pay, subsidized medical benefits and outplacement services.

     The Executive Severance Plan provides for twelve months of severance pay for Messrs. McBean, Pelletier, Watson, Townsend, Baillargeon and Lord upon either an involuntary termination by the Company or voluntary termination following certain actions by the Company such as a reduction in responsibilities or pay. Each of these executive officers would also be entitled to receive subsidized medical benefits for twelve months and three days of outplacement services for each year of service to the Company. Mr. Lord received $155,000 upon his departure from the Company in March 1999.

     The Board of Directors also amended all of the outstanding options currently granted to employees, including executive officers, to increase from 30 days to two years the length of time during which an employee may exercise such options after an involuntary termination by the Company or voluntary termination following certain actions by the Company such as a reduction in responsibilities or pay.

OTHER EMPLOYEE BENEFITS

     Pursuant to an agreement with the Company, Mr. Sargent will receive $50,000 per year for ten years following his retirement from the Company, which was effective at the end of 1997. Should his death occur prior to the receipt of all benefits under this agreement, Mr. Sargent's surviving spouse or estate, as applicable, will receive the remainder of such payments.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Articles of Incorporation provide that the liability of directors for monetary damages shall be limited to the fullest extent permissible under Texas law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent possible under Texas law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

STOCK PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500 Index") and to the Standard & Poor's Domestic Oil Index ("S&P Domestic Oil Index"). The graph assumes that the amount of investment was $100 on December 31, 1993 and that all dividends were reinvested.



                    [Stock Performance Graph Appears Here]




==============================================================================================================

                             12/31/93     12/31/94      12/31/95       12/31/96       12/31/97       12/31/98
                             --------     --------      --------       --------       --------       --------
PetroCorp Incorporated        $100.00      $111.54      $ 74.36        $ 94.87        $ 84.62        $ 58.97

S&P 500 Index                 $100.00      $101.32      $139.40        $171.40        $228.59        $293.91

S&P Domestic Oil Index        $100.00      $104.92      $119.46        $151.07        $179.75        $145.93
==============================================================================================================

       PURSUANT TO SEC RULES, THIS SECTION OF THIS PROXY STATEMENT IS NOT DEEMED "FILED" WITH THE SEC
             AND IS NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee ("the Committee") of the Company's Board of Directors is pleased to present its report on executive compensation. This report describes the components of the Company's executive officer compensation program and the basis on which compensation is determined for the Chief Executive Officer and other executive officers of the Company.

  Committee and Philosophy. The Committee's duties include (i) establishing the compensation program for the Chief Executive Officer, (ii) reviewing and approving recommendations made by the Chief Executive Officer regarding the compensation program for other executive officers, (iii) approving changes to the base salary and incentive or bonus payments for the Chief Executive Officer and other executive officers, and (iv) administering the Company's stock option
plan.   Recommendations of the Committee are subject to the approval of the
Board of Directors. The following principles guide the Committee in its deliberations:

     . Providing a competitive total compensation program that enables the Company to retain, motivate and reward its executive officers.

     .  Creating compensation opportunities based on the Company's performance.

     . Coordinating the compensation programs with the Company's annual and long-term objectives and strategies.

     . Working closely with the Chief Executive Officer to assure that the compensation program supports the management style and culture of the Company.

     The three principal components of the Company's compensation program for executive officers are base salary, annual incentive or bonus compensation, and periodic grants under the stock option plan.

     In determining overall compensation and executive performance, the Committee places strong emphasis on performance measures that align the officers' interests with those of shareholders, such as growth in oil and gas reserves and in the underlying asset value of the Company, cash flows from operating activities, reserve replacement costs per barrel of oil equivalent ("BOE") and production costs and general and administrative expenses per BOE, as well as competitive compensation data. The Board of Directors has from time to time retained outside compensation consultants to conduct compensation surveys and advise the Committee concerning compensation matters, and the Committee has surveyed the executive compensation levels of companies in the oil and gas industry similar to the Company and believes that the overall compensation for its executives is lower than the median of the companies surveyed.

     Base Salary. Base salary levels are evaluated within the context of prevailing base salaries paid to comparable executives in similar organizations in the oil and gas industry. An individual officer's base salary is adjusted up or down based on a subjective assessment of such officer's assigned duties and responsibilities, current performance, potential, initiative, and other factors determined by the Committee. In addition, the Company's financial performance and business conditions are important factors in determining the appropriate base salary for each executive officer. The Committee also takes into consideration the recommendations of the Chief Executive Officer as to the appropriate base salaries for other executive officers.


     Annual Incentive Compensation Plan. In the fall of 1994 the Company's Board of Directors approved adoption by the Company of the Executive Management Annual Incentive Compensation Plan (the "Incentive Plan") to be administered by the Committee. Messrs. McBean, Lord, Pelletier and Watson were covered by the Plan for 1998, and additional participants may be added to the Incentive Plan in the future upon recommendation by the Chief Executive Officer and approval of the Committee. A new plan year begins on January 1 of each year unless otherwise determined by the Compensation Committee. Quantitative performance measures will be established by the Compensation Committee in each plan year that reflect the operating and financial success of the Company. These performance measures will be used to determine the amount of the incentive bonus that is actually earned. Such performance measures may change from year to year and the weight given to each measure may also change to better reflect the Company's financial and operating goals for a particular year. In 1998, each of the following performance measures were weighted equally: (i) SEC 10 Value/Finding Costs Ratio, which is the Company's 3-year trailing average ratio of SEC 10 value per BOE (the discounted estimated pre-tax value of future net revenues) to finding costs per BOE, divided by the 3-year industry peer group average (with such peer group being determined by the Compensation Committee based on its subjective determination of which independent oil and gas companies most closely resemble the Company in size, operations and structure);
(ii) Reserve Replacement Ratio, which is the total proven oil and gas reserves found during the year divided by the total oil and gas production volume during the year; (iii) Cash Flow Per Share Growth, which is the percentage increase from the previous year's cash flow from operations on a per share basis; (iv) Return on Net Assets, which is the net income after taxes for the year divided by the average net assets during the year computed; and (v) Discretionary Board Assessment, which is the Board's subjective assessment of the Company's overall performance based on qualitative factors and other financial or operating performance measures. Each performance factor is measured against a pre-established target, and bonuses are earned to the degree such targets are reached and surpassed. During 1998, participants in the Incentive Plan were eligible to earn bonuses up to an amount equal to their respective base salary. The amounts the Committee could award Messrs. McBean, Pelletier, Watson and Lord have not yet been determined pending the receipt of certain quantitative information. Following the distribution of the Company's proxy statement for the 1998 annual meeting of shareholders, the Committee awarded Mr. McBean $132,000 and Mr. Sargent $128,500 for 1997. While Mr. McBean has elected to receive payment of only $35,000 of this 1997 bonus, he is entitled to the remainder upon his request.

     Other Annual Bonuses. Executive officers who do not participate in the Incentive Plan may be given annual bonuses not determined pursuant to the Incentive Plan. Such annual bonuses are awarded based on the Committee's subjective determination of improvements in productive measures such as growth in oil and gas reserves and in the underlying asset value of the Company, cash flows from operating activities, finding costs per BOE and production costs and general and administrative expenses per BOE. The Committee does not assign specific weights to any of these factors when it determines the Company's overall performance for the year and makes awards from a bonus fund established based on its determination of this performance. Typically, these bonuses are payable in three installments (50% in the year granted, 25% one year after grant and 25% two years after grant) and are dependent upon the executive officer or key employee remaining with the Company. The Committee takes into consideration the recommendations of the Chief Executive Officer as to appropriate bonuses for other executive officers.

     Stock Option Plan. The Stock Option Plan is maintained by the Company to provide the Chief Executive Officer and the other executive officers with an additional incentive to promote the financial success of the Company as reflected by increased value of the Company's Common Stock. In connection with a major transaction and the reorganization of the Company into a corporation in 1992, the Chief Executive Officer and the other executive officers were each granted a significant number of stock options. In 1996, smaller numbers of stock options were granted to the Chief Executive Officer and other officers in order to provide further incentives. No options were granted in 1998. These options are, by their nature, at risk as to ultimate value, and the Committee believes that this aligns the officers' rewards and incentives with shareholders' interests. By their terms, all of these options vested in 1996 upon the sale by two significant shareholders of all of their Common Stock to Kaiser-Francis. See "Common Stock Outstanding and Principal Holders Thereof" above.

     Retention and Severance Arrangements. In connection with the Company's previously announced receipt of various offers from third parties to purchase certain assets of, or merge with, the Company, the Board of Directors adopted retention and severance plans for the employees and executive officers of the Company that are designed to retain the services of such persons while the Company pursues alternatives with third parties. These plans are described above under the heading "Retention and Severance Arrangements."

     Chief Executive Officer's Compensation. During 1998, Mr. McBean served as Chief Executive Officer of the Company. The Committee determines the compensation of the Chief Executive Officer in substantially the same manner as the compensation of the other officers. In establishing the base salary for Mr. McBean for the 1998 fiscal year, the Committee assessed (i) the performance of the Company, (ii) total return to shareholders and (iii) progress toward implementation of the Company's strategic business plan. In addition, the Committee took into consideration the compensation levels of chief executives in similar oil and gas organizations. Mr. McBean's total compensation package also includes a large portion in the form of stock options that were awarded in 1992 and in 1996. As discussed above under "Annual Incentive Compensation Plan," a bonus for Mr. McBean has not yet been determined for fiscal year 1998.

     Omnibus Budget Reconciliation Act of 1993. Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility to the Company of cash compensation in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such compensation meets certain requirements. During 1998, the Committee reviewed compensation programs in light of the requirements of this law. The Committee does not expect the new law to impact the Company in 1999 or for the foreseeable future in any significant way, if at all.



                                  COMPENSATION COMMITTEE

                                  THOMAS N. AMONETT
                                  GARY R. CHRISTOPHER
                                  G. JAY ERBE, JR.


     PURSUANT TO SEC RULES, THIS SECTION OF THIS PROXY STATEMENT IS NOT DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From time to time in the past, the Company has raised necessary working capital through the issuance of debt to related parties. In July 1993, United States Fidelity and Guaranty Company (a wholly-owned subsidiary of St. Paul) purchased $10.0 million of Senior Adjustable Rate Notes Series A, due June 30, 1999 (the "Series A Notes"). PetroCorp used the proceeds of the Series A Notes, together with proceeds from the issuance of other notes to unaffiliated parties, to refinance a $22.0 million 5.5% senior note payable to USF&G Corporation which was subsequently acquired by St. Paul. Interest on the Series A Notes is adjustable based on a spread of 115 basis points over the London Interbank Offered Rates ("LIBOR"). The Company may select a rate that will be applicable for a one, three or six-month period. Interest is payable in arrears at the end of the selected period. Mandatory redemptions commenced on December 31, 1994 for the Series A Notes. Mr. Erbe is an officer of St. Paul.

CERTAIN TRANSACTIONS

     From time to time in the past, the Company has raised necessary working capital through the issuance of debt to related parties, including a subsidiary of St. Paul. See "Compensation Committee Interlocks and Insider Participation" above. Mr. Erbe is an officer of St. Paul.

     In connection with the purchase by Kaiser-Francis of Common Stock from two significant shareholders during 1996, Kaiser-Francis succeeded to rights under a registration rights agreement previously entered into between the Company and those shareholders, which agreement is substantially similar to another registration rights agreement previously entered into between the Company and two subsidiaries of St. Paul. Mr. Christopher is an officer of Kaiser-Francis, and Mr. Erbe is an officer of St. Paul.

     All such transactions were approved by the Board of Directors of the Company, and the Company believes that each such transaction was on terms that were comparable to those that might have been obtained by the Company on an arm's length basis from unaffiliated parties.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers, and ten percent shareholders are required to report to the Securities and Exchange Commission, by specific due dates, transactions and holdings in the Company's Common Stock. Subject to and in accordance with Item 405 of Regulation S-K, the Company believes that during the fiscal year ended December 31, 1998, all such filing requirements were satisfied in a timely manner.

               PROPOSAL NO. 2 - RATIFICATION AND APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS


     The Board of Directors of the Company has selected PricewaterhouseCoopers LLP as its independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP has advised the Company that it will have a representative in attendance at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and who will respond to appropriate questions presented at such meeting.

     Management recommends that the reappointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 1999 be ratified by the shareholders. Unless otherwise indicated, all properly executed proxies will be voted for such ratification. An adverse vote will cause the Audit Committee and Board of Directors to consider the appointment of other accountants in the following year.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 2.


                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that are likely to come before the Annual Meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.


               NOMINATIONS AND PROPOSALS FOR NEXT ANNUAL MEETING

     A shareholder wishing to nominate a candidate for election to the Board of Directors at any annual or special meeting is required pursuant to the Company's Bylaws to give written notice to the Secretary of the Company, together with a written consent of such person to serve as a director, not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. In addition, the notice must comply with certain provisions set forth in the Company's Bylaws and may be disregarded if such provisions are not observed.

     Any proposals of holders of Common Stock of the Company intended to be presented at the annual meeting of shareholders of the Company to be held in 2000 must be received by the Company at 16800 Greenspoint Park Drive, Suite 300, North Atrium, Houston, Texas 77060, Attention: Secretary, no later than December 30, 1999, to be included in the proxy statement relating to that meeting.


                          By Order of the Board of Directors,

                          Craig K. Townsend, Secretary

April 29, 1999


     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE COMPANY AT 16800 GREENSPOINT PARK DRIVE, SUITE 300, NORTH ATRIUM, HOUSTON, TEXAS 77060, ATTENTION: SECRETARY.

Proxy                        PETROCORP INCORPORATED
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 18, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder of Common Stock of PetroCorp Incorporated (the "Company") hereby appoints W. Neil McBean and Craig K. Townsend, or any one of them, his or her proxies with full power of substitution, to vote at the Annual Meeting of Shareholders of the Company to be held on May 18, 1999, at 1:30 p.m., Houston time, at the Sheraton North Houston, 15700 John F. Kennedy Blvd., Houston, Texas, 77032, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present on all matters coming before the meeting.

1.  Election of directors for a term expiring in 2002:
         [_] FOR                           [_] WITHHOLD AUTHORITY
         all nominees listed below         to vote for all nominees
         (except as marked below)          listed below

                    Gary R. Christopher   Stephen M. McGrath

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

     [_] FOR              [_] AGAINST              [_] ABSTAIN

3. To consider and take action, in accordance with their best judgment, upon any other matter which may properly come before the meeting or any adjournment thereof.

All as more particularly described in the proxy statement dated April 29, 1999 relating to such meeting, receipt of which is hereby acknowledged.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, DRAW A LINE
              THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

                  (continued and to be signed on other side)

________________________________________________________________________________

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2.


                                            -----------------------------------

                                            -----------------------------------
                                                Signature of Shareholder(s)

                                            Please sign your name exactly as
                                            name appears hereon. Joint owners
                                            must each sign. When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            your full title as it appears
                                            herein.
                                            Dated: ______________________, 1999

 PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
 NO POSTAGE IF MAILED IN THE UNITED STATES.
________________________________________________________________________________